SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)





                            METROCALL HOLDINGS, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    59164X105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 4, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           Rule 13d-1(b)
           Rule 13d-1(c)
           Rule 13d-1(d)

CUSIP No.                           13G                             Page 2 of 24
59164X105

1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Sandler Capital Management

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [  ]
                                                                 (b)  [  ]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

 NUMBER OF          5        SOLE VOTING POWER
  SHARES
BENEFICIALLY                 0
  OWNED BY
   EACH             6        SHARED VOTING POWER
 REPORTING
PERSON WITH                        72,700

                    7        SOLE DISPOSITIVE POWER

                             0

                    8        SHARED DISPOSITIVE POWER

                             72,700

                    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             72,700 shares of Common Stock

                    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES                        [  ]

                    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             7.3%

                    12       TYPE OF REPORTING PERSON

                             PN

CUSIP No.                           13G                             Page 3 of 24
59164X105

1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Sandler Associates

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [  ]
                                                                 (b)  [  ]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

 NUMBER OF          5        SOLE VOTING POWER
  SHARES
BENEFICIALLY                 51,071
  OWNED BY
   EACH             6        SHARED VOTING POWER
 REPORTING
PERSON WITH                  0

                    7        SOLE DISPOSITIVE POWER

                             51,071

                    8        SHARED DISPOSITIVE POWER

                             0

                    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             51,071 shares of Common Stock

                    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES                        [  ]

                    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             5.1%

                    12       TYPE OF REPORTING PERSON

                             PN

CUSIP No.                           13G                             Page 4 of 24
59164X105

1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Sandler Associates II, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [  ]
                                                                 (b)  [  ]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

 NUMBER OF          5        SOLE VOTING POWER
  SHARES
BENEFICIALLY                 2,363
  OWNED BY
   EACH             6        SHARED VOTING POWER
 REPORTING
PERSON WITH                  0

                    7        SOLE DISPOSITIVE POWER

                             2,363

                    8        SHARED DISPOSITIVE POWER

                             0

                    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             2,363 shares of Common Stock

                    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES                        [  ]

                    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.2%

                    12       TYPE OF REPORTING PERSON

                             PN

CUSIP No.                           13G                             Page 5 of 24
59164X105

1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Sandler Offshore Fund, Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [  ]
                                                                 (b)  [  ]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         British Virgin Islands

 NUMBER OF          5        SOLE VOTING POWER
  SHARES
BENEFICIALLY                 19,266
  OWNED BY
   EACH             6        SHARED VOTING POWER
 REPORTING
PERSON WITH                  0

                    7        SOLE DISPOSITIVE POWER

                             19,266

                    8        SHARED DISPOSITIVE POWER

                             0

                    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             19,266 shares of Common Stock

                    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES                        [  ]

                    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             1.9%

                    12       TYPE OF REPORTING PERSON

                             CO

CUSIP No.                           13G                             Page 6 of 24
59164X105

1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MJDM Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [  ]
                                                                 (b)  [  ]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

 NUMBER OF          5        SOLE VOTING POWER
  SHARES
BENEFICIALLY                 0
  OWNED BY
   EACH             6        SHARED VOTING POWER
 REPORTING
PERSON WITH                  72,700

                    7        SOLE DISPOSITIVE POWER

                             0

                    8        SHARED DISPOSITIVE POWER

                             72,700

                    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             72,700 shares of Common Stock

                    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES                        [  ]

                    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             7.3%

                    12       TYPE OF REPORTING PERSON

                             PN

CUSIP No.                           13G                             Page 7 of 24
59164X105

1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Four JK Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [  ]
                                                                 (b)  [  ]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

 NUMBER OF          5        SOLE VOTING POWER
  SHARES
BENEFICIALLY                 0
  OWNED BY
   EACH             6        SHARED VOTING POWER
 REPORTING
PERSON WITH                  72,700

                    7        SOLE DISPOSITIVE POWER

                             0

                    8        SHARED DISPOSITIVE POWER

                             72,700

                    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             72,700 shares of Common Stock

                    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES                        [  ]

                    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             7.3%

                    12       TYPE OF REPORTING PERSON

                             PN

CUSIP No.                           13G                             Page 8 of 24
59164X105

1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         ALCR Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [  ]
                                                                 (b)  [  ]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

 NUMBER OF          5        SOLE VOTING POWER
  SHARES
BENEFICIALLY                 0
  OWNED BY
   EACH             6        SHARED VOTING POWER
 REPORTING
PERSON WITH                  72,700

                    7        SOLE DISPOSITIVE POWER

                             0

                    8        SHARED DISPOSITIVE POWER

                             72,700

                    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             72,700 shares of Common Stock

                    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES                        [  ]

                    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             7.3%

                    12       TYPE OF REPORTING PERSON

                             PN

CUSIP No.                           13G                             Page 9 of 24
59164X105

1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew Sandler

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [  ]
                                                                 (b)  [  ]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

 NUMBER OF          5        SOLE VOTING POWER
  SHARES
BENEFICIALLY                 0
  OWNED BY
   EACH             6        SHARED VOTING POWER
 REPORTING
PERSON WITH                  72,700

                    7        SOLE DISPOSITIVE POWER

                             0

                    8        SHARED DISPOSITIVE POWER

                             72,700

                    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             72,700 shares of Common Stock

                    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES                        [  ]

                    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             7.3%

                    12       TYPE OF REPORTING PERSON

                             IN

CUSIP No.                           13G                            Page 10 of 24
59164X105

1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Michael J. Marocco

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [  ]
                                                                 (b)  [  ]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

 NUMBER OF          5        SOLE VOTING POWER
  SHARES
BENEFICIALLY                 0
  OWNED BY
   EACH             6        SHARED VOTING POWER
 REPORTING
PERSON WITH                  72,700

                    7        SOLE DISPOSITIVE POWER

                             0

                    8        SHARED DISPOSITIVE POWER

                             72,700

                    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             72,700 shares of Common Stock

                    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES                        [  ]

                    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             7.3%

                    12       TYPE OF REPORTING PERSON

                             IN

CUSIP No.                           13G                            Page 11 of 24
59164X105

1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         John Kornreich

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [  ]
                                                                 (b)  [  ]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

 NUMBER OF          5        SOLE VOTING POWER
  SHARES
BENEFICIALLY                 0
  OWNED BY
   EACH             6        SHARED VOTING POWER
 REPORTING
PERSON WITH                  72,700

                    7        SOLE DISPOSITIVE POWER

                             0

                    8        SHARED DISPOSITIVE POWER

                             72,700

                    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             72,700 shares of Common Stock

                    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES                        [  ]

                    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             7.3%

                    12       TYPE OF REPORTING PERSON

                             IN

CUSIP No.                           13G                            Page 12 of 24
59164X105

SCHEDULE 13G


Item 1.

        (a) Name of Issuer: Metrocall Holdings, Inc.

        (b) Address of Issuer's Principal Executive Offices:
            6677 Richmond Highway
            Alexandria, VA 22306

Item 2.

1.      (a) Name of Person Filing: Sandler Capital Management

        (b) Address of Principal Business Office, or, if none, Residence:
            767 Fifth Avenue
            New York, New York 10153

        (c) Citizenship or Place of Organization:
            Sandler Capital Management is a registered investment advisor and general partnership organized under the laws of the State of New York.

        (d) Title of Class of Securities:  Common Stock, $0.01 par value

        (e) CUSIP Number: 59164X105

2.      (a) Name of Person Filing: Sandler Associates ("Sandler Associates")

        (b) Address of Principal Business Office, or, if none, Residence:
            767 Fifth Avenue
            New York, New York 10153

        (c) Citizenship or Place of Organization:
            Sandler Associates is a limited partnership organized under the laws of the State of New York.

        (d) Title of Class of Securities:  Common Stock, $0.01 par value

        (e) CUSIP Number: 59164X105

3.      (a) Name of Person Filing:  Sandler Associates II, L.P.
            ("Sandler Associates II")

CUSIP No.                           13G                            Page 13 of 24
59164X105


        (b) Address of Principal Business Office, or, if none, Residence:
            767 Fifth Avenue
            New York, New York 10153

        (c) Citizenship or Place of Organization:
            Sandler Associates II is a limited partnership organized under the laws of the State of New York.

        (d) Title of Class of Securities:  Common Stock, $0.01 par value

        (e) CUSIP Number: 59164X105

4.      (a) Name of Person Filing: Sandler Offshore Fund, Inc.
            ("Sandler Offshore")

        (b) Address of Principal Business Office, or, if none, Residence:
            767 Fifth Avenue
            New York, New York 10153

        (c) Citizenship or Place of Organization:
            Sandler Offshore is a corporation organized under the laws of the British Virgin Islands.

        (d) Title of Class of Securities:  Common Stock, $0.01 par value

        (e) CUSIP Number: 59164X105

5.      (a) Name of Person Filing: MJDM Corp.

        (b) Address of Principal Business Office, or, if none, Residence:
            767 Fifth Avenue
            New York, New York 10153

        (c) Citizenship or Place of Organization:
            MJDM Corp. is a corporation organized under the laws of the State of New York.

        (d) Title of Class of Securities:  Common Stock, $0.01 par value

        (e) CUSIP Number: 59164X105

6.      (a) Name of Person Filing: Four JK Corp.

        (b) Address of Principal Business Office, or, if none, Residence:
            767 Fifth Avenue
            New York, New York 10153

CUSIP No.                           13G                            Page 14 of 24
59164X105

        (c) Citizenship or Place of Organization:
            Four JK Corp. is a corporation organized under the laws of the State of Delaware.

        (d) Title of Class of Securities:  Common Stock, $0.01 par value

        (e) CUSIP Number: 59164X105

7.      (a) Name of Person Filing: ALCR Corp.

        (b) Address of Principal Business Office, or, if none, Residence:
            767 Fifth Avenue
            New York, New York 10153

        (c) Citizenship or Place of Organization:
            ALCR Corp. is a corporation organized under the laws of the State of New York.

        (d) Title of Class of Securities:  Common Stock, $0.01 par value

        (e) CUSIP Number: 59164X105

8.      (a) Name of Person Filing: Andrew Sandler

        (b) Address of Principal Business Office, or, if none, Residence:
            767 Fifth Avenue
            New York, New York 10153

        (c) Citizenship or Place of Organization: United States

        (d) Title of Class of Securities:  Common Stock, $0.01 par value

        (e) CUSIP Number: 59164X105

9.      (a) Name of Person Filing: Michael J. Marocco

        (b) Address of Principal Business Office, or, if none, Residence:
            767 Fifth Avenue
            New York, New York 10153

        (c) Citizenship or Place of Organization: United States

        (d) Title of Class of Securities:  Common Stock, $0.01 par value

        (e) CUSIP Number: 59164X105

CUSIP No.                           13G                            Page 15 of 24
59164X105

10.     (a) Name of Person Filing: John Kornreich

        (b) Address of Principal Business Office, or, if none, Residence:
            767 Fifth Avenue
            New York, New York 10153

        (c) Citizenship or Place of Organization: United States

        (d) Title of Class of Securities:  Common Stock, $0.01 par value

        (e) CUSIP Number: 59164X105

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            Not applicable.

Item 4.     Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            1.      Sandler Capital Management:

                    (a) Amount beneficially owned: 72,700(1)(2) shares of Common Stock, $0.01 cents par value, of Metrocall Holdings, Inc. Reporting Person is managed by a committee (the "Management Committee") consisting of the principal stockholders of ALCR Corp., MJDM Corp., and Four JK Corp. (Andrew Sandler, Michael J. Marocco and John Kornreich). All decisions regarding Sandler Associates, Sandler Associates II and Sandler Offshore's investment in the securities of the Issuer require the consent of the Management Committee. Sandler Capital Management is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                    (b)   Percent of class: 7.3%

                    (c)   Number of shares as to which the person has:

                          (i)   Sole power to vote or to direct the vote:
                                0 shares

                          (ii)  Shared power to vote or to direct the vote:
                                72,700(1)(2) shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

CUSIP No.                           13G                            Page 16 of 24
59164X105

                          (iv) Shared power to dispose or to direct the disposition of: 72,700(1)(2) shares

                    2.    Sandler Associates:

                    (a) Amount beneficially owned: 51,071 shares of Common Stock, $0.01 par value, of Metrocall Holdings, Inc.

                    (b)   Percent of class: 5.1%

                    (c)   Number of shares as to which the person has:

                          (i)    Sole power to vote or to direct the vote:
                                 51,071 shares

                          (ii)   Shared power to vote or to direct the vote:
                                 0 shares

                          (iii) Sole power to dispose or to direct the disposition of: 51,071 shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

                    3.    Sandler Associates II, L.P.:

                    (a) Amount beneficially owned: 2,363 shares of Common Stock, $0.01 par value, of Metrocall Holdings, Inc.

                    (b)   Percent of class: 0.2%

                    (c)   Number of shares as to which the person has:

                          (i)    Sole power to vote or to direct the vote:
                                 2,363 shares

                          (ii)   Shared power to vote or to direct the vote:
                                 0 shares

                          (iii) Sole power to dispose or to direct the disposition of: 2,363 shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

                     4.   Sandler Offshore Fund, Inc.

                    (a) Amount beneficially owned: 19,266 shares of Common Stock, $0.01 par value, of Metrocall Holdings, Inc.

CUSIP No.                           13G                            Page 17 of 24
59164X105

                    (b)   Percent of class: 1.9%

                    (c)   Number of shares as to which the person has:

                          (i)    Sole power to vote or to direct the vote:
                                 19,266 shares

                          (ii)   Shared power to vote or to direct the vote:
                                 0 shares

                          (iii) Sole power to dispose or to direct the disposition of: 19,266 shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

                    5.    ALCR Corp.:

                    (a) Amount beneficially owned: 72,700(1)(2) shares of Common Stock, $0.01 par value, of Metrocall Holdings, Inc. Reporting Person is a general partner of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                    (b)   Percent of class: 7.3%

                    (c)   Number of shares as to which the person has:

                          (i)    Sole power to vote or to direct the vote:
                                 0 shares

                          (ii)   Shared power to vote or to direct the vote:
                                 72,700(1)(2) shares

                          (iii) Sole power to dispose or to direct the disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 72,700(1)(2) shares

                    6.    MJDM Corp.:

                    (a) Amount beneficially owned: 72,700(1)(2) shares of Common Stock, $0.01 par value, of Metrocall Holdings, Inc. Reporting Person is a general partner of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                    (b)   Percent of class: 7.3%

CUSIP No.                           13G                            Page 18 of 24
59164X105

                    (c)   Number of shares as to which the person has:

                          (i)    Sole power to vote or to direct the vote:
                                 0 shares

                          (ii)   Shared power to vote or to direct the vote:
                                 72,700(1)(2) shares

                          (iii) Sole power to dispose or to direct the disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 72,700(1)(2) shares

                    7.    Four JK Corp.:

                    (a) Amount beneficially owned: 72,700(1)(2) shares of Common Stock, $0.01 par value, of Metrocall Holdings, Inc. Reporting Person is a general partner of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                    (b)   Percent of class: 7.3%

                    (c)   Number of shares as to which the person has:

                          (i)    Sole power to vote or to direct the vote:
                                 0 shares

                          (ii)   Shared power to vote or to direct the vote:
                                 72,700(1)(2) shares

                          (iii) Sole power to dispose or to direct the disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 72,700(1)(2) shares

                    8.    Andrew Sandler:

                    (a) Amount beneficially owned: 72,700(1)(2) shares of Common Stock, $0.01 par value, of Metrocall Holdings, Inc. Reporting Person is the sole shareholder of ALCR Corp., a member of the Management Committee of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                     (b)  Percent of class: 7.3%

                     (c)  Number of shares as to which the person has:

CUSIP No.                           13G                            Page 19 of 24
59164X105

                          (i)    Sole power to vote or to direct the vote:
                                 0 shares

                          (ii)   Shared power to vote or to direct the vote:
                                 72,700(1)(2) shares

                          (iii) Sole power to dispose or to direct the disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 72,700(1)(2) shares

                    9.    Michael J. Marocco:

                    (a) Amount beneficially owned: 72,700 (1)(2) shares of Common Stock, $0.01 par value, of Metrocall Holdings, Inc. Reporting Person is the sole shareholder of MJDM Corp., a member of the Management Committee of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                    (b)   Percent of class: 7.3%

                    (c)   Number of shares as to which the person has:

                          (i)    Sole power to vote or to direct the vote:
                                 0 shares

                          (ii)   Shared power to vote or to direct the vote:
                                 72,700(1)(2) shares

                          (iii) Sole power to dispose or to direct the disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 72,700(1)(2) shares

                    10.   John Kornreich:

                    (a) Amount beneficially owned: 72,700(1)(2) shares of Common Stock, $0.01 par value, of Metrocall Holdings, Inc. Reporting Person is the majority shareholder of Four JK Corp., a member of the Management Committee of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II, and Sandler Offshore.

                    (b)   Percent of class: 7.3%

                    (c)   Number of shares as to which the person has:

                          (i)    Sole power to vote or to direct the vote:
                                 0 shares

CUSIP No.                           13G                            Page 20 of 24
59164X105

                          (ii)   Shared power to vote or to direct the vote:
                                 72,700(1)(2) shares

                          (iii) Sole power to dispose or to direct the disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 72,700(1)(2) shares

-------------------------

(1) Includes 51,071, 2,363 and 19,266 shares of Common Stock beneficially owned by Sandler Associates, Sandler Associates II and Sandler Offshore, respectively.
(2) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          See Item 4.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or
          Control Person.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          See Exhibit A for Joint Filing Agreement.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certifications.

          By signing below each party certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and dare not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.                           13G                            Page 21 of 24
59164X105



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 11, 2003                       SANDLER CAPITAL MANAGEMENT
                                           By:  MJDM Corp., a general partner

                                           By:    /s/ Moira Mitchell
                                           Name:  Moira Mitchell
                                           Title: President

Date:  June 11, 2003                       SANDLER ASSOCIATES

                                           By:    /s/ Andrew Sandler
                                           Name:  Andrew Sandler
                                           Title: General Partner

Date:  June 11, 2003                       SANDLER ASSOCIATES II, L.P.

                                           By:    /s/ Andrew Sandlder
                                           Name:  Andrew Sandler
                                           Title: General Partner

Date:  June 11, 2003                       SANDLER OFFSHORE FUND, INC.

                                           By:    /s/ Steven Warshavsky
                                           Name:  Steven Warshavsky
                                           Title: Director

CUSIP No.                           13G                            Page 22 of 24
59164X105


Date:  June 11, 2003                       ALCR CORP.


                                           By:    /s/ Moira Mitchell
                                           Name:  Moira Mitchell
                                           Title: President

Date:  June 11, 2003                       MJDM CORP.


                                           By:    /s/ Moira Mitchell
                                           Name:  Moira Mitchell
                                           Title: President

Date:  June 11, 2003                       FOUR JK CORP.


                                           By:    /s/ Moira Mitchell
                                           Name:  Moira Mitchell
                                           Title: President


Date:  June 11, 2003                       By:    /s/ Andrew Sandler
                                           Name:  Andrew Sandler


Date:  June 11, 2003                       By:    /s/ Michael J. Marocco
                                           Name:  Michael J. Marocco


Date:  June 11, 2003                       By:    /s/ John Kornreich
                                           Name:  John Kornreich

CUSIP No.                           13G                            Page 23 of 24
59164X105


                                    Exhibit A

                             JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Metrocall Holdings, Inc. and that this Agreement be included as an Exhibit to such statement.

        IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 11th day of June, 2003.

Date:  June 11, 2003                       SANDLER CAPITAL MANAGEMENT
                                           By:    MJDM Corp., a general partner

                                           By:    /s/ Moira Mitchell
                                           Name:  Moira Mitchell
                                           Title: President

Date:  June 11, 2003                       SANDLER ASSOCIATES

                                           By:    /s/ Andrew Sandler
                                           Name:  Andrew Sandler
                                           Title: General Partner

Date:  June 11, 2003                       SANDLER ASSOCIATES II, L.P.

                                           By:    /s/ Andrew Sandler
                                           Name:  Andrew Sandler
                                           Title: General Partner

Date:  June 11, 2003                       SANDLER OFFSHORE FUND, INC.

                                           By:    /s/ Steven Warshavsky
                                           Name:  Steven Warshavsky
                                           Title: Director

Date:  June 11, 2003                       ALCR Corp.

                                           By:    /s/ Moira Mitchell
                                           Name:  Moira Mitchell
                                           Title: President

CUSIP No.                           13G                            Page 24 of 24
59164X105


Date:  June 11, 2003                       MJDM Corp.

                                           By:    /s/ Moira Mitchell
                                           Name:  Moira Mitchell
                                           Title: President

Date:  June 11, 2003                       Four JK Corp.

                                           By:    /s/ Moira Mitchell
                                           Name:  Moira Mitchell
                                           Title: President

Date:  June 11, 2003                       By:    /s/ Andrew Sandler
                                           Name:  Andrew Sandler

Date:  June 11, 2003                       By:    /s/ Michael J. Marocco
                                           Name:  Michael J. Marocco

Date:  June 11, 2003                       By:    /s/ John Kornreich
                                           Name:  John Kornreich